Exhibit 99.4

Merrill Lynch, Pierce, Fenner & Smith Incorporated

January 15, 2019

The Board of Directors

LSC Communications, Inc.

191 North Wacker Drive

Chicago, Illinois 60606

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 30, 2018, to the Board of Directors of LSC Communications, Inc. (“LSC”) as Annex D to, and to the reference thereto under the headings “SUMMARY – Opinion of LSC’s Financial Advisor,” “THE MERGER – Opinion of LSC’s Financial Advisor,” “THE MERGER – Background of the Merger,” “THE MERGER – LSC’s Reasons for the Merger and Recommendation of LSC’s Board of Directors,” and “THE MERGER – Certain Unaudited Prospective Financial Information” in, the joint proxy statement/ prospectus relating to the proposed merger involving LSC and Quad/Graphics, Inc., a Wisconsin corporation (“Quad/Graphics”), which joint proxy statement/prospectus forms a part of Amendment No. 1 to Quad/Graphics’ Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED